EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 2, 2017:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2017.

President Hines reported that first quarter operating revenues of $11,290,000 increased $12,000, and net income of $2,581,000 increased $95,000 compared to the first quarter of 2016.  Increased revenues were due to growth in the number of both water and wastewater customers due primarily to recent acquisitions.  A decrease in per capita consumption reduced the impact of the new customers.  Having a larger impact on net income than increased revenue, lower income taxes due to higher maintenance and repair deductions offset increased operating expenses.  Earnings per share for the three-month period were $0.01 higher than the same period in 2016.

During the first three months of 2017, the Company invested $6.4 million in construction expenditures for an additional raw water pumping station and force main, as well as various replacements and improvements to infrastructure.  In addition, the Company invested $511,000 in the acquisition of water and wastewater systems.  The Company estimates it will invest an additional $16.4 million in 2017, excluding acquisitions, for expansion and improvements to its pipes, completion of the additional pumping station and force main, and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2017	2016
Operating Revenues	$11,290	$11,278
Net Income	$2,581	$2,486
Average Number of Common Shares Outstanding	12,852	12,821
Basic and Diluted Earnings per Common Share	$0.20	$0.19
Dividends Declared Per Common Share	$0.1602	$0.1555

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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